Exhibit 99.1

FOR IMMEDIATE RELEASE

Otonomy Reports Phase 2b Topline Data for OTO-104 in Ménière’s Disease

•	Narrowly missed primary endpoint of reduction in vertigo frequency during Month 3 following treatment compared to a one month baseline period, p = 0.067

•	Achieved statistical significance on multiple prospectively defined secondary endpoints

•	Company believes data provide a strong basis to move forward into two parallel Phase 3 trials

•	Management will conduct a webcast and conference call to discuss the results at 4:30 p.m. EDT today

SAN DIEGO, May 21, 2015 — Otonomy, Inc. (Nasdaq:OTIC), a clinical stage biopharmaceutical company developing innovative therapeutics for diseases and disorders of the inner and middle ear, today announced topline results from its Phase 2b trial evaluating OTO-104 in patients with unilateral Ménière’s disease. The primary endpoint of the trial was reduction in vertigo frequency during Month 3 following treatment compared to a one month baseline period. In the topline analysis, OTO-104 demonstrated a 61% reduction from baseline in vertigo frequency in Month 3 vs. 43% for placebo with a p value of 0.067, which narrowly missed achieving statistical significance. In addition to Month 3, a similar positive trend was also observed during Month 2 following treatment.

The trial achieved statistical significance (p < 0.05) for multiple prospectively defined secondary vertigo endpoints at multiple time points as summarized below.

	Month 2			Month 3
Secondary Endpoint	OTO-104	Placebo	p value	OTO-104	Placebo	p value
Count of definitive vertigo days	2.16	3.11	0.035	1.64	2.54	0.030
Change in vertigo severity score from baseline	-0.39	-0.25	0.046	-0.46	-0.32	0.046
Change in average daily vertigo count from baseline	-0.48	-0.24	0.042	-0.53	-0.33	0.065

There was no OTO-104 treatment effect observed for tinnitus endpoints that were considered exploratory efficacy endpoints of the trial.

“While the trial narrowly missed achieving statistical significance on the primary endpoint, we believe the clear efficacy trends observed along with the multiple secondary endpoints where statistical significance was achieved provide a solid basis to move OTO-104 forward into Phase 3 testing,” said David A. Weber, Ph.D., president and CEO of Otonomy. “We plan to request an End-of-Phase 2 meeting with the FDA and intend to initiate two parallel Phase 3 trials in Ménière’s disease with the first beginning by the end of 2015.”

OTO-104 was well tolerated in the study and no drug-related serious adverse events were observed. Persistent perforations of the tympanic membrane at the end of Month 4 were observed in 2.6% of patients treated with OTO-104 which is consistent with the findings from the OTO-104 Phase 1b trial as well as published results for trials utilizing intratympanic injection of steroid solutions.

Conference Call and Webcast

Otonomy management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT/1:30 p.m. PDT today. A slide presentation for the call will be available shortly before the event on Otonomy’s website on the “Events and Presentations” page at http://investors.otonomy.com/phoenix.zhtml?c=234082&p=irol-calendar. The live call may be accessed by dialing (877) 305-6769 for domestic callers and (678) 562-4239 for international callers with conference ID code number: 53772865. A live webcast and archive of the call will be available from the investor relations section of the company website at www.otonomy.com. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers and entering the conference code number: 53772865.

About the Phase 2b Trial

The trial was designed to assess the safety, tolerability and efficacy of OTO-104 in patients with unilateral Ménière’s disease. Upon screening, all subjects entered into a one month observational period for a baseline assessment during which subjects recorded their vertigo and tinnitus symptoms via a daily diary. Following the lead-in period, eligible subjects were randomized 1:1 to a single intratympanic injection of 12 mg OTO-104 or placebo (gel vehicle). A total of 154 patients were randomized and completed the trial.

The primary endpoint for efficacy was reduction in vertigo frequency during Month 3 following treatment compared to a one month baseline period. There were multiple secondary vertigo endpoints including count of definitive vertigo days, change in vertigo severity score from baseline, and change in average daily vertigo count from baseline. Tinnitus was also assessed as an exploratory endpoint in the study. Additional information about study protocol can be found at www.clinicaltrials.gov using the study identifier NCT01412177.

About OTO-104

OTO-104, which has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA), is a sustained-exposure formulation of the steroid dexamethasone in development for the treatment of Ménière’s disease and other inner ear conditions. Otonomy has completed a randomized, prospective, double-blind, placebo-controlled, Phase 1b clinical trial of a single IT injection of OTO-104 in patients with Ménière’s disease. Results demonstrated that OTO-104 was well tolerated when administered as a single IT injection, and 12 mg of OTO-104 was associated with clinically meaningful improvements in both vertigo frequency and tinnitus compared to placebo three months after treatment. There were no serious adverse events observed during the clinical trial. A Phase 2b single-dose efficacy trial has recently been completed with a total of 154 Ménière’s disease patients. Top-line results indicate that OTO-104 narrowly missed the primary efficacy endpoint (p=0.067) but achieved statistical significance (p<0.05) for multiple prospectively defined secondary vertigo endpoints at multiple time points. Based on these results Otonomy intends to initiate two parallel Phase 3 trials, with one of the trials initiated by the end of 2015. OTO-104 is also being evaluated in a multiple-dose safety study in the United Kingdom in patients with Ménière’s disease, and enrollment has been completed with a total of 128 patients.

About Ménière’s Disease

Ménière’s disease is a chronic condition characterized by acute vertigo attacks, tinnitus, fluctuating hearing loss and a feeling of aural fullness. Of these symptoms, the vertigo attacks are typically most troubling for patients since they disrupt daily activities and are difficult to anticipate and manage. In general, patients are diagnosed with unilateral Ménière’s disease in middle age and symptoms often continue for decades. Over time, the fluctuating hearing loss becomes permanent in many patients, and a subset of patients will develop symptoms in their second ear. According to the National Institute of Deafness and Other Communication Disorders, there are more than 600,000 patients diagnosed with Ménière’s disease in the United States. There is no known cure for Ménière’s disease and there are currently no FDA-approved drug treatments.

About Otonomy

Otonomy is a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the ear. Otonomy’s proprietary technology provides sustained exposure of drugs to the middle and inner ear following a single intratympanic injection. Otonomy has three product candidates in development. AuriPro™ is an antibiotic that has completed Phase 3 clinical trials in pediatric patients with middle ear effusion at the time of tympanostomy tube placement surgery, and a New Drug Application for AuriPro in this indication is currently under FDA review. OTO-104 is a steroid that has recently completed a Phase 2b clinical trial in 154 patients with Ménière’s disease. Based on these results, Otonomy intends to initiate two parallel Phase 3 trials for OTO-104 in Ménière’s disease patients with at least one trial initiated by the end of 2015. OTO-311 is an NMDA receptor antagonist in development as a treatment for tinnitus. For additional information please visit www.otonomy.com.

Cautionary Note Regarding Forward Looking Statements

This press release includes forward-looking statements that are based on Otonomy’s current plans, expectations, estimates and projections. These forward-looking statements include, but are not limited to, statements that the OTO-104 Phase 2b data provides a strong basis to move forward into two parallel Phase 3 trials, Otonomy’s plans to request an End-of-Phase 2 meeting with the FDA, Otonomy’s intention to initiate two parallel Phase 3 trials in Ménière’s disease with one of the trials initiated by the end of 2015, other plans with respect OTO-104, and any related statements. Factors that could cause Otonomy’s results to differ materially from those expressed in forward-looking statements include, without limitation, the risk that further analysis of the OTO-104 Phase 2b data changes Otonomy’s views on the results of the OTO-104 Phase 2b clinical trial and related plans; delays in meeting with FDA or completing those meetings; the uncertainties inherent in the clinical drug development process, including, without limitation, Otonomy’s ability to adequately demonstrate the safety and efficacy of its product candidates, future clinical results for its product candidates, which may not support further development of product candidates, and challenges related to patient enrollment in clinical trials; the Company’s ability to obtain regulatory approval for its product candidates; failure to achieve favorable results in clinical trials; the possibility that product candidates may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit their commercial profile; and other risks. Otonomy undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

The factors referred to above that could cause Otonomy’s results to differ materially from those expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in Otonomy’s public filings and public announcements, including Otonomy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which was filed with the Securities and Exchange Commission (“SEC”) on May 12, 2015, as well as other documents that may be filed by Otonomy from time to time with the SEC.

Contacts:

Media Inquiries

Canale Communications

Heidi Chokeir, Ph.D.

Vice President

619.849.5377

heidi@canalecomm.com

Investor Inquiries

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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